EXHIBIT 99.1


                   Year Ended December 31, 2003 Press Release



Contact:   B. K. Goodwin, III
           (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces Financial Results
Bessemer, Alabama

BESSEMER, AL. (January 30, 2004) - - FirstFed Bancorp, Inc. (NASDAQ: FFDB), the holding company for First Financial Bank, reported net income for the year ended December 31, 2003, of $403,000 compared to $201,000 for the same period a year ago. Earnings were $.17 per share (basic and diluted ) for the year ended December 31, 2003, compared to $.09 per share (basic and diluted) for last year. For the quarter ended December 31, 2003, there was a net loss of $94,000, or $.04 per share (basic and diluted), compared to net income of $43,000, or $.02 per share (basic and diluted) for the same quarter a year ago. Total assets were $194,211,000, total loans were $136,099,000 and total deposits were $151,109,000 at December 31, 2003. This represented increases of 9.6%, 30.5% and 8.0%, respectively, when compared to total assets of $177,157,000, total loans of $104,310,000 and total deposits of $139,931,000 at December 31, 2002.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said, "During 2003, the Company achieved excellent growth, including exceptional growth in loans of over 30%. The earnings results for 2003 showed improvement over the prior year, but did not return to the level of previous years. As witnessed by community banks in general, our Bank has endured a reduction in interest rate spread. A primary negative factor impacting results for the fourth quarter was the write-down of a large commercial construction loan. The growth experienced in 2003, together with the reduction in past due and nonperforming loans, will contribute to the Company being well-positioned for future results."

First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.